SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (“ Agreement ”) is made as of  April __, 2015  (the “ Effective Date ”), by and between Rokwader, Inc., a Delaware corporation (the “ Company ”), and Coco Partners, LLC, a Delaware limited liability company (the “ Investor ”).

RECITALS

WHEREAS , pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder, the Investor desires to purchase from the Company, and the Company desires to sell and issue to the Investor, 15,250,000 shares of the common stock, par value $0.001 per share, of the Company (the “ Common Stock ”) and a warrant to purchase 5,900,000 shares of the Company’s common stock (the “Warrant”), on the terms and subject to the conditions set forth in this Agreement. The Common Stock and Warrants are sometimes referred to collectively herein as the “Securities”.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.           Purchase and Sale of Stock.

1.1           Sale and Issuance of Stock.  The Company agrees to issue and sell to the Investor, and the Investor agrees to purchase from the Company, a maximum of 15,250,000 shares of Common Stock and 5,900,000 Warrants for a maximum price of Six Million One Hundred Thousand Dollars ($6,100,000) (the “Purchase Price ”), which upon closing will result in the Investor owning approximately 86.7% of the outstanding Common Stock of the Company.

1.2           Payment of the Purchase Price.  The payment of the Purchase Price for the Securities shall be made as follows:

1.1.1
At the Closing (as defined below) the Investor shall pay to the Company $3,050,000 by wire transfer of immediately available funds to the account specified in writing by the Company to the Investor, subject to the satisfaction of the conditions set forth in this Agreement.  Payment of the $3,050,000 shall be made against delivery to the Investor of certificates representing 7,625,000 shares of Common Stock and the Warrant. The Warrant shall allow the Investor to purchase, at any time after the Closing until April 1, 2020 (the “Expiration Date”), to purchase up to 5,000,000 shares at an exercise price of $0.60 per share, 500,000 shares at an exercise price of $1.00 per share and 400,000 shares at an exercise price of $1.25 per share. The Warrant shall be set forth in a Warrant Agreement in form and substance satisfactory to the parties hereto; and

1.1.2
The Investor shall have the right, but not the obligation, to purchase a second tranche of the Securities by delivering to the Company on or before June 30, 2015, a take- down commitment letter (the “Commitment”) confirming the purchase of an additional 7,625,000 shares of Common Stock  in the amount of  $3,050,000 payable on or before June 30, 2015.  The failure of the Investor to deliver the Commitment and the purchase price for the second tranche of Securities shall not be deemed a breach of this Agreement.

1.3           Closing.  The closing of the sale and purchase of the Securities will take place remotely via the exchange of documents and signatures after the satisfaction or waiver of each of the conditions set forth in Sections 4 and 5 on April __, 2015 (the “Closing”).

1.3.1           Documents to Be Delivered by the Company. In connection with the Closing, the Company shall execute and deliver to the Investor the following documents and instruments: (i) certificates representing the Securities delivered at Closing; (ii) the Warrant; (iii) the written resignations of Gary Saderup as an officer and  member of the Board of Directors of  the Company and Yale Farar and Steve Dorff  as officers of the Company; (iv) officer’s certificate certifying the Certificate of incorporation and bylaws; (v) a closing certificate with respect to the satisfaction of the Company’s conditions to Closing, and the accuracy of the representations and warranties of  the Company;  (vi)  an opinion of Company legal counsel in the form satisfactory to Investor’s counsel; (vii) resolutions of the Board of Directors approving this Agreement and the transactions contemplated herein; (viii) the Holdback Shares as defined in Section 8; and (ix) Financial Statements dated no earlier than three (3) days prior to the Closing complying with the requirement of  Section 4.4.5 hereof (the “Closing Financial Statements”)

1.3.2           Documents to Be Delivered by the Investor. In connection with the Closing, the investor shall deliver (i) resolutions of the Manager of Investor approving this Agreement and the transactions contemplated herein; (ii) a closing certificate with respect to the satisfaction of Investor’s conditions to Closing and the accuracy of its representations and warranties; and (iii) the applicable portion of the Purchase Price to be delivered at the Closing.

2.           Representations and Warranties of the Company.  The Company and Yale Farar (“Farar”) hereby, jointly and severally, represent and warrant to the Investor that the following representations are true and correct as of the date hereof and as of the Closing (except to the extent any such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct as of such earlier date);

2.1           Organization, Valid Existence and Qualification.  The Company is a corporation duly organized and validly existing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as currently conducted.  The Company is duly qualified to transact business as a foreign corporation in each jurisdiction in which it conducts its business, except where failure to be so qualified could not reasonably be expected to result, either individually or in the aggregate, in a material adverse effect on the Company’s financial condition, business or operations.

2.2           Authorization.  All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement  and the performance of all obligations of the Company hereunder, and the authorization, issuance, sale and delivery of the Securities, has been taken or will be taken prior to the Closing, and this Agreement  constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

2.3           Capital Structure.  The authorized capital stock of the Company consists of: (i) 50,000,0000 shares of common stock par value $0.001 (the “Shares”) and (ii) 10,000,000 shares of preferred stock, par value $.001 per share, of the Company (the “Company Preferred Stock”).  As of the date of hereof, (x) 2,951,110 Shares were issued and outstanding, and (y) no shares of Company Preferred Stock were issued and outstanding or held by the Company in its treasury, and since December 31, 2014 and through the date hereof, no additional Shares or shares of Company Preferred Stock have been issued.  All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and non-assessable and not subject to any pre-emptive rights.  As of the date hereof, the Company has issued options to purchase 325,000 Shares at an exercise price of $0.75 per share. The options expire on December 31, 2015. The Company has no other securities, or rights, or options, or warrants to purchase securities, outstanding and no other securities, rights, or potions, or warrants shall be issued prior to the Closing. No subsidiary of the Company owns any Shares.  Except as set forth above, no other stock shall be issued by the company without the express written consent of the Investor.

2.4           Valid Issuance of Securities.  The Securities that are being purchased by the Investor hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be transferred to the Investor free of liens, encumbrances and restrictions on transfer other than (a) restrictions on transfer under this Agreement and under applicable state and federal securities laws and (b) any liens, encumbrances or restrictions on transfer that are created or imposed by the Investor.  Subject in part to the truth and accuracy of the Investor’s representations set forth in Section 3 of this Agreement, the offer, sale and issuance of the Securities as contemplated by this Agreement are exempt from the registration requirements of applicable state and federal securities laws.

2.5           Non-Contravention.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the sale and issuance of Shares contemplated by this Agreement, except for the filing of notices of the sale of Securities pursuant to Regulation D promulgated under the Securities Act and applicable state securities laws.  The Company is not in violation or default in any material respect of any provision of its certificate of incorporation or bylaws, or of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound, or, to its knowledge, of any provision of any federal or state statute, rule or regulation applicable to the Company, except for such violations or defaults of any federal or state statute, rule or regulation that could not reasonably be expected to result, either individually or in the aggregate, in a material adverse effect on the Company’s financial condition, business or operations.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or constitute, with or without the passage of time and giving of notice, either (i) a default in any material respect of any such instrument, judgment, order, writ or decree, or (ii) an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to the Company, in each case, which could reasonably be expected to result, either individually or in the aggregate, in a material adverse effect on the Company’s financial condition, business or operations.

2.6           Approvals. The Company Board of Directors, by resolutions duly adopted by consent and unanimous vote of all directors of the Company and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof determined that this Agreement and the transactions contemplated hereby, are fair to, and in the best interests of, the Company’s stockholders and have been ratified and approved. The stockholders of the Company holding a majority of the outstanding Common Stock have, by resolutions duly adopted, approved this Agreement and the transactions contemplated herein.

2.7           Financial Statements/Undisclosed Liabilities.   The audited balance sheet and income statement of the Company dated as of December 31, 2014 have been delivered to the Investor (hereinafter referred to as the “Financial Statements”).  The Financial Statements and the Closing Financial Statements are in accordance with the Company’s books and records, complete and accurate in all material respects and are prepared in accordance with Generally Accepted Accounting Principles and fairly present the financial condition of and operating results of the Company during the periods indicated.  Neither the Company nor any of its subsidiaries has any Liabilities other than Liabilities that (i) are reflected or recorded on the Financial Statements or Closing Financial Statements (including in the notes thereto), (ii) were incurred since the date of the Financial Statements in the ordinary course of business, (iii) are incurred in connection with the transactions contemplated by this Agreement, or (iv) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company.

2.8           Off-Balance Sheet Arrangements. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its subsidiaries in the Company’s or such subsidiary’s published financial statements or other documents filed by the Company with the Securities and Exchange Commission.

2.9           Tax Returns and Payment of Taxes. The Company and each of its subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all material federal, state, local, foreign, employment and property tax returns required to be filed by them (“Tax Returns”).  Such Tax Returns are true, complete and correct in all material respects.  Neither Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice.  All material Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes in the Company’s financial statements (in accordance with GAAP).  Neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes since the date of the Company’s most recent financial statements outside the ordinary course of business or otherwise inconsistent with past practice.

2.10         Litigation.  As of the date hereof, there is no legal action or, to the knowledge of the Company, governmental investigation pending, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the knowledge of the Company, any executive officer or director of the Company or any of its Subsidiaries in their capacities as such, in each case by or before any Governmental Entity.  As of the date hereof, to the knowledge of the

Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or, to the knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any executive officer of the Company.

2.11         Changes.    Since the date of the Financial Statements, there has not been:

2.11.1           Any change in the assets, liabilities, financial condition, or operations of the Company except changes in the ordinary course of business which have not been, either in any case or in the aggregate, materially adverse;

2.11.2           Any damage, destruction, or loss, whether or not covered by insurance, materially and adversely affecting the properties or business of the Company;

2.11.3           Any waiver or compromise by the Company of a valuable right or of any debt owed to it;

2.11.4           Any loans made by the Company to its employees, officers or directors other than travel or like advances made in the ordinary course of business not in excess of $500;

2.11.5           Any declaration or payment of any dividend or other distribution by the Company or any repurchase or redemption of the Company's capital stock;

2.11.6           Any cancellation of any material contract or any write-off as uncollectible of $2,500 or greater; or

2.11.7           Any material deterioration or any other event or condition of any character which has materially and adversely affected the Company's business or prospects.

2.12         Insurance.  The Company currently has no general commercial liability or workers compensation insurance in effect. The Company is not aware of any pending or threatened claims against the Company for personal injuries, product liability or property damages.

2.13         Legal Compliance.  The Company, and the conduct and operations of its business, will be in substantial compliance with each law (including rules and regulations thereunder) of any federal(including the Securities Act of 1933, as amended and the Securities and Exchange Act of 1934), state, local or foreign government, or any governmental entity, which (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to the Company or business, except for any violation of or default under a law referred to in clause (b) above which reasonably may be expected not to have a material adverse effect on the assets, business financial condition or results of operations of the Company. The Company is current in its periodic and other filings required by the Securities act of 1934 and the Investor is entitled to rely on the completeness and accuracy of each such filing as of the dates such filings were made.

2.14         Brokers' Fees.  The Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.15         Books and Records.  As of Closing, the minute book and other similar records of the Company contain true and complete records of all actions taken at any meetings of the Company's shareholders and Board of Directors, and of all written consents executed in lieu of the holding of any such meeting and the books and records of the Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and have been maintained in accordance with good business and bookkeeping practices.

2.16         Full Disclosure.  The representations and warranties of the Company contained in this Agreement, the other provisions of this Agreement and all other documents delivered to one another in connection with the purchase and sale of the Securities when read together, do not contain and will not contain any untrue statement of a material fact or omit any material fact necessary to make the statements contained therein or herein in view of the circumstances under which they were made not misleading.

3.           Representations and Warranties of the Investor.  The Investor hereby represents and warrants to the Company that the following representations are true and correct as of the date hereof and as of the Closing (except to the extent any such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct as of such earlier date):

3.1           Authorization.  The Investor has all requisite power and authority to enter into this Agreement , and this Agreement constitutes its valid and legally binding obligations, enforceable in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.2           Purchase Entirely for Own Account.  This Agreement is made with the Investor in reliance upon the Investor’s representations to the Company, which by the Investor’s execution of this Agreement the Investor hereby confirms, that the Securities acquired by the Investor hereunder will be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same.  By executing this Agreement, the Investor further represents that the Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation rights to such person or to any third person, with respect to any of the Securities.

3.3           No Solicitation.  At no time was the Investor presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Securities.

3.4           Access to Information.  The Investor has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Securities to be purchased by the Investor under this Agreement.  The Investor further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Investor or to which the Investor had access.  The foregoing, however, does not in any way limit or modifies the representations and warranties made by the Company in Section 2.

3.5           Investment Experience.  The Investor understands that the purchase of the Securities involves substantial risk. The Investor has experience as an investor in securities of companies in the development stage and acknowledges that the Investor is able to fend for itself, can bear the economic risk of the Investor’s investment in the Securities, including a complete loss of the investment, and has such knowledge and experience in financial or business matters that the Investor is capable of evaluating the merits and risks of this investment in the Securities and protecting its own interests in connection with this investment. The Investor represents that the office in which its investment decision was made is located at the address set forth in Section 6.5.

3.6           Accredited Investor.  The Investor understands the term “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act and is an “accredited investor” for the purposes of acquiring the Securities to be purchased by the Investor under this Agreement.

3.7           Restricted Securities.

(a)             The Investor understands that the Securities are characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, the Investor represents that the Investor is familiar with Rule 144 of the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(b)            The Investor understands that the certificates and Warrant, respectively, evidencing the Securities may bear the following legend (or a substantially similar legend):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF

APPLICABLE STATES.  THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.  INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

3.8           No Brokers.  The Investor has not incurred, and will not incur in connection with the purchase of the Securities, any brokerage or finders’ fees, or agents’ commissions or similar liabilities.

3.9           No Reverse Split.  From the date of this Agreement and continuing for a period of eighteen (18) months after the Closing, the Company and the Investor shall not cause a reverse split of any Company Common Stock.

4.           Covenants.

4.1           Best Efforts.  Each of the parties shall use its best efforts, to the extent commercially reasonable, to take all action and to do all things necessary, proper or advisable including but not limited to obtaining all such waivers, permits, consents, approvals or other authorizations from third parties and governmental entities, as may be necessary or desirable in connection with the transactions contemplated by this Agreement.

4.2           Full Access.  The Company, prior to Closing, shall permit Investor and Investor's representatives to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company.  Investor (i) shall treat and hold as confidential any Confidential Information (as defined below), (ii) shall not use any of the Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the Company the Confidential Information (and all copies) thereof which are in its possession.  For purposes of this Agreement, "Confidential Information" means any confidential or proprietary information of the Company that is furnished in writing to the Investor by the Company in connection with this Agreement and is labeled confidential or proprietary or, in the case of oral information, that is identified as confidential at the time of disclosure; provided, however, that it shall not include any information (i) which, at the time of disclosure, is available publicly, (ii) which, after disclosure, becomes available publicly through no fault of the Investor, or (iii) which the Investor  knew prior to disclosure.

4.3           Exclusivity.  From and after the date hereof until Closing or other termination hereof, neither  Farar nor the Company shall, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in discussions or negotiations with any person or entity (other than the Investor) concerning any investment, merger, consolidation, sale of material assets, or other business combination involving the Company or any division of the Company, or to sell the Securities, or (ii) provide any non-public information to a prospective acquiror (other than the Investor).

4.4           Operation of the Company. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, the Company shall conduct its operations in the ordinary course of business .Without limiting the generality of the foregoing, prior to the Closing Date, the Seller and the Company shall not, without the written consent of the Buyer:

4.4.1           issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) or authorize the issuance, sale or delivery of, or redeem or repurchase, any securities or any rights, warrants or options to acquire any stock or other securities;

4.4.2           split, combine or reclassify any shares of the Company's capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Company's capital stock;

4.4.3           other than in the ordinary course of business, create, incur or assume any material debt not currently outstanding (including obligations in respect of capital leases but excluding accounts payable incurred in the ordinary course of business), assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; or make any loans, advances or capital contributions to, or investments in, any other person;

4.4.4           enter into, adopt or amend any employee benefit plan or any employment or severance agreement or arrangement; or

4.4.5           discharge or satisfy any security interest or pay any obligation or liability other than in the ordinary course of business or in accordance with the terms of the applicable governing instruments;

4.4.6           mortgage or pledge any of the Company's property or Assets or subject any such Assets to any security interest;

4.4.7           enter into, amend, take or omit to take any action that would constitute a material violation of or default under, or waive any rights under, any material contract or agreement;

4.4.8           make or commit to make any capital expenditure;

4.4.9           take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take such action would result in (i) any of the representations and warranties of the Seller set forth in this Agreement becoming untrue or (ii) any of the conditions to the Closing set forth in Section 6 not being satisfied;

4.4.10         agree in writing or otherwise to take any of the foregoing actions.

4.5           Officers and Directors.  Effective on or before the Closing, Gary Saderup shall resign as an officer and a member of the Board of Directors of the Company and Yale Farar and Steve Dorff shall resign as officers of the Company.  The Company’s Board of Directors shall, effective as of the Closing, appoint Robert Wallace as the Chief Executive Officer, Chief Financial Officer and Corporate Secretary.  The Bylaws of the company currently provide that the number of directors constituting the entire Board of Directors shall be not less than two (2) nor more than nine (9) members and shall initially consist of two (2) members. The Board of Directors shall by resolution effective as of the Closing, set the number of seats at seven (7). Robert Wallace shall be appointed by the sitting members of the Board of Directors to fill one vacancy.

4.6           Execution of Consulting Agreement with Steve Dorff.  On or before thirty (30) days after the Closing, the Company agrees to have its wholly-owned subsidiary, Latigo Shore Music, Inc. (“Latigo”), enter into a consulting agreement with Steve Dorff, which will include as part of his compensation, 25% of Latigo’s publisher’s share of songs written by any current or new songwriters under contract to Latigo, including songs currently in the Latigo catalog that have been written by its current songwriter, Jeston Cade.

5.           Conditions to the Investor’s Obligations at Closing.  The obligations of the Investor at Closing are subject to the fulfillment or waiver, on or by Closing, of each of the following conditions, which waiver may be given by written, oral or telephone communication to the Company or its counsel.

5.1           Representations and Warranties.  Each of the representations and warranties of the Company and Farar contained in Section 2 shall be true and accurate in all material respects on and as of the Closing with the same force and effect as if they had been made at the Closing, except for (a) those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if they had been made at the Closing, and (b) those representations and warranties which (i) are qualified as to materiality or (ii) provide that the Company’s failure to comply with such representation or warranty would not result in a material adverse effect, shall be true and accurate in every respect as of the Closing.

5.2           Performance.  The Company shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing and shall have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described herein.

5.3           Qualifications.  All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be duly obtained and effective as of the Closing, other than (a) the filing pursuant to Regulation D, promulgated under the Securities Act, and (b) the filings required by applicable state “blue sky” securities laws, rules and regulations.

5.4           Appointment of New Officer and Director.  The Company shall have taken the actions set forth in Section 4.5 hereof.

5.5           Satisfaction with Due Diligence. Upon the Closing, Investor shall be satisfied with its due diligence review of the Company, business, legal compliance, Financial Statements and related matters.

5.6           Settlement and/or Elimination of all Liabilities of the Company in excess of $10,000.  The Company shall have issued  317,392 shares of Common Stock and as of the Closing, delivered a check for $250,000 to Brooktide, LLC/ Farar in full satisfaction of all monies, including accrued interest, owed to Brooktide, LLC/Farar, in the amount of $446,060 (“Notes Payable”). The Company shall deliver to the Investor, Closing Financial Statements dated not more than three (3) days prior to the Closing and signed by the President of the Company showing that upon payment of the Notes Payable, the Company’s liabilities will be less than $10,000 or other amount acceptable to Investor.

6.           Conditions to the Company’s Obligations at Closing.  The obligations of the Company to the Investor at the Closing are subject to the fulfillment, on or by the Closing, of each of the following conditions, which waiver may be given by written, oral or telephone communication to the Investor or its counsel:

6.1           Representations and Warranties.  The representations and warranties of the Investor contained in Section 3 shall be true and accurate in all material respects on and as of the Closing with the same force and effect as if they had been made at the Closing.

6.2           Performance.  The Investor shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing and shall have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described herein.

6.3           Payment of the Purchase Price.  The Investor shall have delivered the Purchase Price as specified in Section 1.2 of this Agreement.

6.4           Qualifications.  All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be duly obtained and effective as of the Closing, other than (a) the filing pursuant to Regulation D, promulgated under the Securities Act, and (b) the filings, if required, by applicable state “blue sky” securities laws, rules and regulations.

6.5           Funding of Latigo.  At the Closing,the new Board of Directors of the Company shall adopt a resolution to fund  $250,000 to cover operating expenses over the next 12 months to further the growth and development of Latigo, not including catalog acquisitions.
7.           Indemnification by Farar and the Company.  Farar,  and the Company shall indemnify the Investor, up to $100,000 in respect of, and hold the Investor harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation attorneys fees and litigation costs) (collectively “Damages”)  incurred or suffered by the Investor or the Company:

(a)           resulting from any misrepresentation, breach of warranty or failure to perform any covenant or agreement of Farar or the Company contained in this Agreement;

(b)           resulting from any income, franchise, employment, excess or property taxes owing or arising on account of or in connection with the operation of the Company prior to the Closing which taxes (if not previously paid) are not reflected on the Financial Statements;  and

(c)           resulting from any liability which are not reflected in the Financial Statements.

8.           Holdback.  As security for the Indemnification provision set forth in Section 7, 317,392 shares of common stock of the Company issued to Brooktide, LLC pursuant to this Agreement (the “Holdback Shares”) shall be held in escrow with an escrow holder acceptable to the parties hereto. To the extent that the indemnification set forth in Section 7 is triggered, the Investor shall be entitled to offset any Damages against the Holdback Shares. In lieu of offsetting any damages against the Holdback Shares, Brooktide, LLC shall have the right to pay such damages by cashier’s check. The offset shall be on a dollar for dollar basis. For example, if the liabilities of the Company exceed those permitted hereunder by $10,000, the investor shall be entitled to such number of the Holdback Shares as equal $10,000. The value of the Holdback Shares shall be the closing bid price of a share of the Company’s Common Stock as traded on the relevant stock exchange on the close of the day prior to notice of indemnification from the Investor to Brooktide,

LLC.  Any of the Holdback shares being held at the expiration of 12 months form the Closing shall be delivered to Brooktide, LLC. Except for the indemnification obligations with respect to the representation and warranty set forth in Section 2.7 (Financial Statements/Undisclosed Liabilities), the amount of $100,000 shall constitute the entire liability of Brooktide, LLC/Farar to the Investor arising out of their indemnification obligations as described in Section 7.

9.           Miscellaneous.

9.1           Survival of Representations and Warranties.  The representations and warranties of the Company and the Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement for a period of 12 months, and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investor or the Company.

9.2           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of California (without reference to the conflicts of law provisions thereof).

9.3           Counterparts; Facsimile Signatures.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be executed and delivered by facsimile, or by email in portable document format (.pdf) and upon such delivery of the signature page by such method will be deemed to have the same effect as if the original signature had been delivered to the other parties.

9.4           Headings; Interpretation.  In this Agreement, (a) the meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined, (b) the captions and headings are used only for convenience and are not to be considered in construing or interpreting this Agreement and (c) the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation.” All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

9.5           Notices.  Unless otherwise provided herein, any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (a) at the time of personal delivery, if delivery is in person; (b) at the time of transmission by facsimile or email, addressed to the other party at its facsimile number or email address specified herein (or hereafter modified by subsequent notice to the parties hereto), with confirmation of receipt made by printed confirmation sheet verifying successful transmission of the facsimile; (c) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (d) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries.  All notices for delivery outside the United States will be sent by facsimile,, email or by express courier.  Notices by facsimile shall be machine verified as received.  All notices not delivered personally, by facsimile or email will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address or facsimile number as follows, or at such other address, facsimile number or email as such other party may designate by one of the indicated means of notice herein to the other parties hereto as follows:

(a)            if to the Investor:

Robert Wallace, President
Coco Partners, LLC
15466 Los Gatos Blvd., Suite 109-352
Los Gatos, CA 95032
Facsimile:  4rwallace@comcast.net

(b)            if to the Company. Yale Farar or Brooktide, LLC:

Yale Farar, President
Rokwader, Inc.
21900 Burbank Blvd., 3rd Floor
Woodland Hills, CA 91367
Email: farcap@aol.com

9.6           No Finder’s Fees.  The Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders’ or broker’s fee (and any asserted liability as a result of the performance of services of any such finder or broker) for which the Investor or any of its officers, partners, employees, or representatives is responsible.  The Company agrees to indemnify and hold harmless the Investor from any liability for any commission or compensation in the nature of a finder’s or broker’s fee (and any asserted liability as a result of the performance of services by any such finder or broker) for which the Company or any of its officers, employees or representatives is responsible.

9.7           Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor. Any amendment or waiver affected in accordance with this Section 9.7 shall be binding upon each party hereto. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

9.8           Severability.  If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto.  If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

9.9           Entire Agreement.  This Agreement, together with all exhibits and schedules hereto, constitute the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede any and all prior negotiations, correspondence, agreements, understandings duties, or obligations, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

9.10         Third Parties.  Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

9.11         Costs, Expenses.  The Company and the Investor will each bear their own expenses in connection with the preparation, execution and delivery of this Agreement and the consummation of the Financing.

9.12         Further Assurances.  The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

9.13         Counsel.  The parties hereto each state that they have read this Agreement carefully, that they have consulted with legal counsel regarding the terms and provisions of this Agreement (or have had the opportunity to consult with legal counsel and chosen not to do so), and that they have relied solely upon their judgment without the influence of anyone in entering into this Agreement.

9.14         Arbitration of Disputes.

(a)       Consent to California Jurisdiction.  Each member consents to be exclusively subject to arbitration in Santa Clara County, California.

(b)       Disputes Subject to Arbitration.  Any claims or disputes arising out of or relating to this Agreement will be settled by arbitration pursuant to the provisions of the California Code of Civil Procedure commencing at Section 1280 et seq.  The arbitrator's decision shall be final and binding without right to a trial de novo.   Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Hearings will be held in Santa Clara County, California, or such other venue as the parties may determine by mutual agreement.

(c)       Demand and Limitations on Claims.  Any demand for arbitration must be made in writing to the other party or parties.  In no event will any demand for arbitration be made after the date that the institution of legal proceedings based on such claim, dispute or other matter would be barred by the applicable statute of limitations.

(d)       Provisional Remedies.  The parties will have the right to file with a court of competent jurisdiction an application for temporary or preliminary injunctive relief, writ of attachment, writ of possession, temporary protective order and/or appointment of a receiver, if the arbitration award to which the applicant may be entitled may be rendered ineffectual in the absence of such relief, or if there is no other adequate remedy.  Any such application will not act as a waiver of a party’s arbitration rights hereunder.

(e)       Powers, Duties and Limitations of the Arbitrator.  The arbitrator will prepare and provide to the parties a written decision on all matters that are the subject of the arbitration, including factual findings and the reasons that form the basis of the arbitrator’s decision.  The arbitrator will not have the power to commit errors of law or legal reasoning and the award may be vacated or corrected pursuant to California Code of Civil Procedure Section 1286.2 or 1286.6 for any such error.  The award of the arbitrator will be mailed to the parties no later than thirty (30) days after the close of the arbitration hearing.  The arbitration proceedings will be reported by a certified shorthand court reporter, and written transcripts of the proceedings will be prepared and made available to the parties upon any party’s request.

(f)       Costs and Fees of the Arbitrator.  Costs and fees of the arbitrator will be borne by the non-prevailing party unless the arbitrator, for good cause, determines otherwise.

IN WITNESS WHEREOF, the parties hereto have executed this SECURITIES PURCHASE AGREEMENT as of the date first written above.

COMPANY :

ROKWADER, INC.

By:	_______________________________
Name:	Yale Farar
Title:	President and CEO

INVESTOR :

COCO PARTNERS, LLC

By: Gateway Advisors, Inc., Manager
By:	_______________________________
Name:	Robert Wallace, President